Exhibit 99.2

TAILWIND FINANCIAL INC. AND ASSET ALLIANCE CORPORATION
ANNOUNCE TERMINATION OF MERGER AGREEMENT

TORONTO, NEW YORK, August 8, 2008 — Tailwind Financial Inc. (“Tailwind”) (AMEX: TNF), a blank check development stage company, and Asset Alliance Corporation (“Asset Alliance”), a Delaware corporation, today jointly announced that they have terminated the Agreement and Plan of Merger between Tailwind and Asset Alliance dated January 8, 2008, whereby Tailwind would have acquired all of the outstanding common stock of Asset Alliance in exchange for shares of Tailwind common stock. The decision to terminate was based on the belief that the transaction would not receive shareholder approval due to market conditions in the financial services sector. Tailwind will continue to seek other business combinations with targets in a variety of industries. Asset Alliance will seek other sources of capital to expand its manager acquisition and manager seeding business.

About Tailwind
Tailwind was incorporated in Delaware on June 30, 2006 as a blank check development stage company whose objective is to acquire, through a purchase, asset acquisition, or other business combination, one or more operating businesses. Tailwind completed its initial public offering on April 17, 2007.

About Asset Alliance
Asset Alliance is a multi-faceted investment management firm specializing in alternative investment management - specifically hedge funds. Founded in 1996 and with offices in New York, London and Dubai, Asset Alliance offers strategic opportunities for highly skilled hedge fund managers; provides advisory services to organizations worldwide; and manages investment products for high net worth and institutional investors. Asset Alliance and affiliate managers in which Asset Alliance has an interest have in excess of $3 billion of assets under management.

Contacts:

Tailwind Financial, Inc.	Asset Alliance Corporation
Gordon A. McMillan, Chairman 181 Bay Street, Suite 2040 Toronto, Ontario, M5J 2T3 Tel: (416) 601-2445 Fax: (416) 601-2423 gmcmillan@tailwindfc.com	Bruce H. Lipnick, Chief Executive Officer 800 Third Avenue, 22nd Floor New York, NY 10022 Tel: (212) 207-8786 Fax: (212) 207-8785 lipnick@assetalliance.com

Andrew A. McKay, Chief Executive Officer 181 Bay Street, Suite 2040 Toronto, Ontario, M5J 2T3 Tel: (416) 601-2422 Fax: (416) 601-2423 amckay@tailwindfc.com	Walek & Associates Mary Beth Kissane, Principal 317 Madison Avenue, Suite 2300 New York, NY 10017 Tel: (212) 590-0536 Fax: (212) 889-7174 mbkissane@walek.com